Exhibit 99.1

Contact: Lynn Pieper Lewis

415-937-5402

ir@entellusmedical.com

ENTELLUS MEDICAL ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

PLYMOUTH, MN. (May 4, 2016) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today reported its financial results for the quarter ended March 31, 2016.

Recent Highlights and Accomplishments

•	Revenue of $16.9 million in the first quarter of 2016, an increase of 25% year-over-year

•	Pediatric uptake in the first quarter reflects positive physician reception and adoption

•	Achieved balanced revenue growth across ENT offices and ORs, with In-Office revenue representing 54% of U.S. product revenue in the first quarter

“We are off to a strong start in 2016 with continued growth of our XprESS™ products in both the office and OR settings and are pleased with the initial uptake in pediatric procedures during the first quarter, augmenting procedure volumes in the OR,” said Robert White, President and Chief Executive Officer of Entellus Medical. “We expect a steady cadence of new product introductions throughout 2016 to drive continued growth in both office and OR settings throughout the year.”

First Quarter 2016 Financial Results

Revenue for the first quarter increased 25% to $16.9 million from $13.5 million during the same period of the prior year. The growth in revenue was attributable to strong market adoption of the Company’s XprESS family of products in both operating room and physician office-based accounts, international sales and new products.

Gross margin for the first quarter of 2016 was 76.3%, compared to 78.2% for the same period in 2015. Gross margin was impacted by the launch of new products, geographic expansion and investment in expanded capacity for future growth.

Operating expenses for the first quarter of 2016 were $19.3 million, an increase of 38% compared to $14.0 million for the same period of the prior year. The increase in operating expenses was primarily due to compensation and other employee-related expenses resulting from expansion of the Company’s sales, marketing, finance, and IT staff as well as increased stock based compensation.

Net loss for the quarter ended March 31, 2016 was $6.9 million, or $0.37 per share, compared with net loss of $4.3 million, or $0.35 per share, for the same period of the prior year.

Entellus Medical ended the first quarter of 2016 with $61.8 million in cash, cash equivalents, and short-term investments.

2016 Financial Outlook

Entellus Medical continues to expect full year 2016 revenue will be in a range of $73.0 million to $77.0 million, representing annual growth of 19% to 25% and that gross margin will be in a range of 75.0% to 77.0% for 2016. Full year 2016 net loss is expected to be in a range of $21.0 million to $29.0 million.

Entellus Medical expects second quarter 2016 revenue will range from approximately $17.8 million to $18.8 million, representing same quarter growth of 17% to 24% and that gross margin will be in a range of 75.0% to 77.0% for the second quarter of 2016. Second quarter net loss is expected to be in the range of $5.6 million to $7.6 million.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 84019613. To listen to a live webcast, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

A replay of the call will be available beginning May 4, 2016 at 4:30pm PT/7:30pm ET through midnight on May 5, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 84019613. The webcast will also be available on the Entellus website for one month following the completion of the call.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. The Entellus Medical platform of products provide effective and easy-to-use solutions to simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s three core product lines, XprESS™ Multi-Sinus Dilation Systems, MiniFESS™ Surgical Instruments, and FocESS™ Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify OR based treatment. Entellus Medical is committed to broadening its product portfolios with high-quality and purposeful innovations for the global ENT market. For more information, please visit the Company’s website at www.entellusmedical.com.

Forward-Looking Statements:

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “expect,” “anticipate,” “could,” “may,” “will,” “believe,” “estimate,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include our expectation of a steady cadence of new product introductions throughout 2016 to drive continued growth in both the office and OR and our anticipated financial guidance for second quarter 2016 and full year 2016. These forward-looking statements are based on the current expectations of

Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the dependence of our net sales on our XprESS family of products, future market acceptance and adoption of such products and adequate levels of coverage or reimbursement for procedures using such products; our ability to successfully develop and commercialize new ENT products; competition; our ability to expand, manage and maintain our direct sales organization and market and sell our products in the United States and internationally; risks and uncertainties involved in our international operations; the compliance of our products with the laws and regulations of the countries in which they are marketed; failure or delay in obtaining FDA or other regulatory approvals or the effect of FDA or other regulatory actions; our ability to manage our anticipated growth; risk of product recalls, product liability claims and litigation and inadequate insurance coverage relating thereto; intellectual property disputes; loss of key suppliers; and adequacy of our capital resources and ability to raise additional financing when needed and on favorable terms. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”), and in its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue	$16,902	$13,502
Cost of goods sold	4,000	2,949

Gross profit	12,902	10,553
Gross margin	76.3%	78.2%

Operating expenses
Selling and marketing	13,407	9,887
Research and development	1,912	1,300
General and administrative	3,949	2,816

Total operating expenses	19,268	14,003

Loss from operations	(6,366)	(3,450)
Other expense, net	(506)	(898)

Net loss	$(6,872)	$(4,348)

Net loss per share, basic and diluted	$(0.37)	$(0.35)

Weighted average common shares used to compute net loss per share, basic and diluted	18,801	12,542

Entellus Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$23,766	$28,548
Short-term investments	38,034	38,210
Accounts receivable, net	10,376	10,687
Inventories	3,851	3,889
Prepaid expenses and other current assets	1,700	1,691

Total current assets	77,727	83,025
Property and equipment, net	4,395	4,126
Other non-current assets	105	34

Total assets	$82,227	$87,185

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,604	$2,208
Accrued expenses	7,110	6,995
Current portion of long-term debt	1,600	—

Total current liabilities	11,314	9,203
Long-term liabilities
Long-term debt, less current portion	18,238	19,824
Other non-current liabilities	641	562

Total liabilities	30,193	29,589
Total stockholders’ equity	52,034	57,596

Total liabilities and stockholders’ equity	$82,227	$87,185